EXHIBIT 99.1

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	January 25, 2005
Naperville, Illinois 60563 U.S.A.
Tel: +1.630.798.8800
Fax: +1.630.798.2000	MEDIA CONTACT:
www.tellabs.com	Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs fourth-quarter revenue up 36% to $379 million

Naperville, Ill. — Tellabs today reported fourth-quarter 2004 revenue of $379 million (which includes one month of AFC revenue of $53 million), up 36% from $279 million in the fourth quarter of 2003. For the year 2004, Tellabs revenue totaled $1.2 billion, up 26% from $980 million in 2003.

Tellabs recorded a net loss of $139 million or 32 cents per share in the fourth quarter of 2004 as a result of special charges related to the acquisitions of AFC and Vinci Systems and other activities. Excluding charges of $180 million, Tellabs earned 9 cents per share or $41 million in the fourth quarter of 2004. For the year 2004, Tellabs recorded a net loss of $30 million or 7 cents per share, due to previously announced charges and the charges outlined above. Excluding all charges, Tellabs earned $160 million or 38 cents per share in 2004.

“Revenue exceeded our expectations in the fourth quarter and in 2004 as a whole,” said Krish A. Prabhu, Tellabs president and chief executive officer. “Going forward, Tellabs will stay focused on growth opportunities that fit our customers’ needs for fiber access, next-generation wireless and broadband networking.”

Transport — Revenue from transport systems totaled $155 million, up 33% from $117 million in the fourth quarter of 2003.

Managed Access — Revenue from managed access systems was $112 million, up 16% from $96 million in the fourth quarter of 2003.

Broadband Data — Revenue of broadband data products was $3.2 million versus $2.8 million in the fourth quarter of 2003.

Voice Quality Enhancement — Revenue from voice-quality enhancement and other systems amounted to $15 million versus $26 million in the fourth quarter of 2003.

Access — Revenue from access solutions totaled $53 million. [Note: The access revenue category includes only December 2004 revenue from all products acquired through the merger with AFC, which closed on Nov. 30, 2004.]

Services and Solutions—Services and solutions revenue was $40 million, up 10% from $37 million in the fourth quarter of 2003.

Tellabs cash and cash equivalents and marketable securities totaled $1.1 billion at the end of 2004.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central time today to discuss its fourth-quarter 2004 results. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9 a.m. Central time today, until 9 a.m. Central time on Thursday, Jan. 27, at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21227487.

Tellabs (NASDAQ: TLAB) delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support wireless and wireline network solutions. The company’s comprehensive broadband portfolio enables carriers in more than 100 countries to succeed in the new competitive environment. Tellabs is part of the NASDAQ-100 Index. www.tellabs.com.

_________________

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the introduction of new products, the entrance into new markets, the integration of new businesses, the ability to secure necessary resources, the response of customers and competitors, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs®, ®and Technology that Transforms the Way the World Communicates™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	12/31/04	1/2/04	12/31/04	1/2/04
(In millions, except per-share data)	Unaudited		Unaudited

Revenue
Products	$338.9	$242.4	$1,074.2	$830.1
Services	40.5	36.9	157.6	150.3

	379.4	279.3	1,231.8	980.4
Cost of Revenue
Products	170.1	131.6	462.0	513.0
Services	30.7	24.9	112.8	113.4

	200.8	156.5	574.8	626.4

Gross Profit	178.6	122.8	657.0	354.0

Gross profit as a percentage of revenue	47.1%	44.0%	53.3%	36.1%

Gross profit as a percentage of revenue - products	49.8%	45.7%	57.0%	38.2%
Gross profit as a percentage of revenue - services	24.2%	32.5%	28.4%	24.6%

Operating expenses
Selling, general and administrative	64.7	60.3	236.6	242.6
Research and development	67.8	66.2	250.3	286.1
Restructuring & other charges	0.1	22.6	14.1	77.2
Purchased in-process research and development	102.1	-	102.1	-
Asset impairment	47.2	-	47.2	-
Net loss on sale of building and land	20.6	-	20.6	-
Intangible asset amortization	6.1	3.9	17.8	12.6

	308.6	153.0	688.7	618.5

Operating Loss	(130.0)	(30.2)	(31.7)	(264.5)

Other Income/(Expense)
Interest income, net	7.3	6.8	26.9	32.7
Other	(5.3)	(3.2)	(5.4)	(12.9)

	2.0	3.6	21.5	19.8

Loss Before Income Tax	(128.0)	(26.6)	(10.2)	(244.7)
Income tax (expense)/benefit	(10.7)	3.4	(19.6)	3.1

Net Loss	($138.7)	($23.2)	($29.8)	($241.6)

Loss Per Share
Basic	($0.32)	($0.06)	($0.07)	($0.58)

Diluted	($0.32)	($0.06)	($0.07)	($0.58)

Weighted average number of common shares outstanding	433.1	414.3	420.2	413.1

TELLABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	12/31/04	1/2/04
(In millions, except share amounts)	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$292.9	$245.9
Investments in marketable securities	823.3	877.1

	1,116.2	1,123.0
Other marketable securities	204.0	-
Accounts receivable, net	309.4	196.7
Inventories
Raw materials	39.2	12.5
Work in process	13.6	4.1
Finished goods	63.6	25.2

	116.4	41.8
Income taxes	18.1	22.7
Miscellaneous receivables and other current assets	50.0	114.6

Total Current Assets	1,814.1	1,498.8

Property, Plant and Equipment	619.1	643.6
Less: accumulated depreciation	(290.3)	(327.8)

	328.8	315.8
Goodwill	1,092.3	552.3
Intangible assets, net	172.0	107.8
Deferred taxes	7.7	22.2
Other assets	105.7	110.6

Total Assets	$3,520.6	$2,607.5

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$96.3	$47.8
Accrued liabilities	206.4	94.2
Other marketable securities loan payable	204.0	-
Income taxes	2.3	1.0
Accrued restructuring and other liabilities	13.4	64.8

Total Current Liabilities	522.4	207.8

Long-term restructuring and other liabilities	33.0	44.8
Income taxes	101.0	100.1
Other long-term liabilities	51.0	35.5

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par
value; no shares issued and outstanding	-	-
Common stock: authorized 1,000,000,000 shares of $0.01 par
value; 466,910,981 and 417,859,719 shares issued, including
treasury stock	4.7	4.2
Additional paid-in capital	1,145.9	556.8
Deferred compensation expense	(21.8)	(9.5)
Treasury stock, at cost: 3,250,000 shares	(129.6)	(129.6)
Accumulated other comprehensive income
Cumulative translation adjustment	145.0	94.1
Unrealized net (losses)/gains on available-for-sale securities	(3.1)	1.4

Total accumulated other comprehensive income	141.9	95.5
Retained earnings	1,672.1	1,701.9

Total Stockholders' Equity	2,813.2	2,219.3

Total Liabilities and Stockholders' Equity	$3,520.6	$2,607.5

RESULTS OF OPERATIONS

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “target,” “expect,” “predict,” “plan,” “possible,” “intend,” “likely,” “will,” “would,” “should,” “could,” “may” and similar expressions are intended to identify forward-looking statements.

Acquisitions

On November 30, 2004 we merged with Advanced Fibre Communications, Inc. (“AFC”), a leading supplier of access products. Under the terms of the merger, AFC stockholders received 0.504 shares of Tellabs common stock and $12.00 in cash for each AFC share of common stock. We issued approximately 44.5 million shares of our common stock for the acquisition. We used U.S.-based cash and cash equivalents from both AFC and Tellabs to satisfy the cash portion of the purchase price. As a result of the transaction, historical Tellabs stockholders own approximately 90% of the combined company and historical AFC stockholders own approximately 10%. In conjunction with the acquisition, Frank Ianna, a director of AFC since February 2004 and retired president of AT&T Network Services, joined Tellabs’ board of directors. Our results of operations for the fourth quarter and full-year 2004 include AFC’s results for the one-month period following the acquisition. Going forward we will report revenue from AFC’s products in a new revenue category called Access.

On December 30, 2004 we acquired Vinci Systems Inc. (“Vinci”), a privately held developer of optical networking terminals (ONTs) for Fiber-to-the-Home (FTTH) access systems. Under the terms of the agreement, we will pay up to $52.5 million in cash and restricted Tellabs stock. Going forward we will report their revenue in the Access category.

Our consolidated balance sheet at December 31, 2004 includes the assets and liabilities for AFC and Vinci as determined under the accounting rules for purchase acquisitions. The amounts reflect our best estimate at that date, and are subject to change as we complete the valuation and purchase-accounting processes.

Results of Operations

For the fourth quarter of 2004 our revenue grew by 36% to $379.4 million and margins improved by 3 percentage points to 47%. Revenue for the full year 2004 grew by 26% to $1,231.8 million while our margin improved by 17 percentage points to 53.3% compared to 2003. Excluding the unusual expense items shown in the table below, we also reduced our operating expenses on a pre-AFC acquisition basis. We successfully completed the acquisition of AFC and Vinci and made significant progress towards integrating the businesses. Offsetting this very positive performance was a one-time writeoff in the fourth quarter of in-process research and development (“IPR&D”) costs arising from our accounting for the AFC and Vinci purchases. We also recorded fourth-quarter charges for certain asset impairments and sales as detailed below. As a result, on a GAAP basis we had a net loss of $138.7 million, or $0.32 per share in the fourth quarter of 2004, compared with a net loss of $23.2 million, or $0.06 per share in the year-ago quarter; and a net loss of $29.8 million, or $0.07 per share, for 2004 compared with a net loss of $241.6 million, or $0.58 per share for 2003.

Revenue

	Fourth Quarter			Year

	2004	2003	Change	2004	2003	Change

Transport	$154.9	$116.8	33%	$588.2	$419.4	40%
Managed Access	112.2	96.5	16%	331.0	335.9	(1)%
Broadband Data	3.2	2.8	14%	17.4	6.4	172%
Voice Quality Enhancement	15.3	26.3	(42)%	84.3	68.4	23%
Access	53.3	-	-	53.3	-	-
Services and Solutions	40.5	36.9	10%	157.6	150.3	5%

Total	$379.4	$279.3	36%	$1,231.8	$980.4	26%

Strong shipments to both our wireless and wireline customers and the inclusion of one-month’s revenue from AFC drove year-over-year revenue growth for both the quarter and full year.

Revenue from Transport products (Tellabs® 5500 digital cross-connect system, Tellabs® 5500 NGX transport switch, Tellabs® 6500 transport switch and Tellabs® 7100 optical transport system) improved on the continuing strength in shipments of our Tellabs 5500 digital cross-connect systems to our wireless and wireline customers, as well as on increased shipments of our Tellabs 7100 products.

Revenue from Managed Access (Tellabs® 8100 managed access system, Tellabs® 6300 managed transport system and Tellabs® 2300 telephony distribution system) saw thirty-percent growth in revenue from our Tellabs 6300 products during the year, offset by a forty-five percent decline in revenue from our Tellabs 2300 cable telephony products. Fourth-quarter revenue growth was attributable primarily to a supply-chain problem in the third quarter of 2004, which had the effect of shifting about $10 million of revenue from the third quarter into the fourth quarter.

Revenue from Broadband Data products, primarily the Tellabs® 8800 multi-service router series, more than doubled from the prior year in part because these products were introduced midway through 2003.

Revenue from Voice Quality Enhancement (“VQE”) (Tellabs® 3000 series of VQE products) improved year over year due to increased shipments to our wireless customers, both in North America and internationally during the first three quarters of 2004. Revenue from VQE declined significantly on a quarter-over-quarter basis due to the timing of purchases by key customers.

Our new Access revenue category includes the products we acquired through our merger with AFC at the end of November 2004.

Our revenue from professional services increased from the year-ago periods due primarily to higher levels of product revenue.

Gross Margin

	Fourth Quarter			Year

	2004	2003	Change	2004	2003	Change

Consolidated Margin	47.1%	44.0%	3.1%	53.3%	36.1%	17.2%
Product Margin	49.8%	45.7%	4.1%	57.0%	38.2%	18.8%
Services Margin	24.2%	32.5%	(8.3)%	28.4%	24.6%	3.8%

Product margin improved for the quarter and year-to-date periods as a result of significantly lower inventory-related charges, lower restructuring charges related to outsourcing our manufacturing operations in 2003 and improved raw materials and manufacturing costs due to outsourcing. The favorable impact of these improvements, however, was partially offset by lower margins from our Access products.

Operating Expenses

	Fourth Quarter			Year

	2004	2003	Change	2004	2003	Change

Total Operating Expenses	$308.6	$153.0	$155.6	$688.7	$618.5	$70.2
Items included in the total:
AFC operating expenses	15.6	-	15.6	15.6	-	15.6
IPR&D	102.1	-	102.1	102.1	-	102.1
Asset impairment charge	47.2	-	47.2	47.2	-	47.2
Loss on real estate	20.6	-	20.6	20.6	-	20.6
Restructuring charges	0.1	22.6	(22.5)	14.1	77.2	(63.1)
All other	123.0	130.4	(7.4)	489.1	541.3	(52.2)

Comparisons of our operating expenses for the quarter and full-year are significantly impacted by the write-off of IPR&D related to our acquisition of AFC and Vinci, as well as by certain asset charges and AFC’s operating expenses for the one-month period as mentioned above. Excluding the impact of those items, our operating expenses declined due principally to lower headcount-related costs.

During the fourth quarter of 2004, we sold our office building in Denmark which resulted in a loss of approximately $21 million.

During the fourth quarter of 2004 we reviewed our amortizable intangible assets for indicators of impairment. As a consequence of that review, we determined that a portion of the carrying value of the amortizable intangibles, and certain related assets, which arose from our acquisition of Ocular Networks, Inc. in 2002, were impaired. We therefore recorded an impairment charge of $47.2 million in the fourth quarter to reduce the carrying value of those assets to their fair value. We did not have a similar type of charge in either the fourth quarter or full-year 2003.

We continue to pursue courses of action that will help achieve our strategic and financial goals, including meeting our synergy targets related to the AFC acquisition. Consequently, we have determined to close the AFC facility in San Jose, California resulting in a reduction of 60 jobs and to eliminate approximately 50 other jobs at U.S.-based facilities. We will record restructuring charges for severance-related benefits related to these actions in 2005, primarily in the first quarter.

During the fourth quarter of 2004 we recorded restructuring charges for severance -related benefits of $1.6 million due to a reorganization of our Denmark-based business. The Denmark charges were partially offset by a reversal of restructuring reserves related to previously announced restructurings. Our fourth-quarter actions in Denmark are part of a plan to improve the profitability of our international transport switching business. As part of this plan, in January 2005 we announced a further reduction of 80-100 employees at the Denmark facility. We expect to record charges for these severance-related benefits and other costs associated with those reductions during 2005, principally in the first quarter.

In January 2005 we also announced our intention to reorganize our operations in Finland, which will result in a headcount reduction of approximately 110 positions. As a result, we expect to record charges for severance-related benefits and other costs during 2005, principally in the first quarter.

We have, and will continue to, review all areas of spending in the organization, pursue opportunities to maximize returns on assets employed in the business and focus our development efforts on those market opportunities we believe offer the highest potential returns for our Company. We expect that potential opportunities could include closing additional facilities, further reducing our workforce, realigning research and development spending within our product portfolio and deemphasizing or eliminating some products. Although we have not committed to any plans other than those already announced, we believe it is possible that future plans, if implemented, could result in further restructuring and other charges for workforce reductions, asset impairments, contractual and other obligations, including facilities costs, and inventory valuation.

Other Income/(Expense)

	Fourth Quarter			Year

	2004	2003	Change	2004	2003	Change

Interest income, net	$7.3	$6.8	$0.5	$26.9	$32.7	($5.8)
Asset impairment charges	(9.4)	-	(9.4)	(9.4)	-	(9.4)
Other	4.1	(3.2)	7.3	4.0	(12.9)	16.9

Total	$2.0	$3.6	($1.6)	$21.5	$19.8	$1.7

As part of our normal quarterly review of long-lived assets, we determined that certain of our equity investments in private technology companies were impaired. We therefore recorded impairment charges totaling $9.4 million in the fourth quarter.

Income Taxes

For the fourth quarter of 2004 we recorded a tax expense of $10.7 million compared to a tax benefit of $3.4 million in the year-ago quarter. For the full year we recorded a tax expense of $19.6 million compared to a tax benefit of $3.1 million for the full year 2003.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash and equivalents and marketable securities, which decreased by approximately $7 million during 2004 to $1,116 million.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources.

Our current policy is to retain our earnings to provide funds for operating and expanding our business. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.
NON-GAAP RESULTS OF OPERATIONS (1)
(Unaudited)

	Three Months Ended		Year Ended
(In millions, except per-share data)	12/31/04	1/2/04	Change	12/31/04	1/2/04	Change

Revenue
Products	$338.9	$242.4		$1,074.2	$830.1
Services	40.5	36.9		157.6	150.3

	379.4	279.3	35.8%	1,231.8	980.4	25.6%
Cost of Revenue
Products	169.5	109.9		464.4	417.6
Services	30.7	24.9		112.8	113.4

	200.2	134.8		577.2	531.0

Gross Profit	179.2	144.5	24.0%	654.6	449.4	45.7%

Gross profit as a percentage of revenue	47.2%	51.7%	(4.5)%	53.1%	45.8%	7.3%

Gross profit as a percentage of revenue - products	50.0%	54.7%	(4.7)%	56.8%	49.7%	7.1%
Gross profit as a percentage of revenue - services	24.2%	32.5%	(8.3)%	28.4%	24.6%	3.9%

Operating expenses
Selling, general and administrative	64.7	60.3		236.6	242.6
Research and development	67.8	66.2		250.3	286.1
Intangible asset amortization	6.1	3.9		17.8	12.6

	138.6	130.4		504.7	541.3

Operating Earnings/(Loss)	40.6	14.1		149.9	(91.9)

Other Income/(Expense)
Interest income, net	7.3	6.8		26.9	32.7
Other	4.1	(3.2)		4.0	(12.9)

	11.4	3.6		30.9	19.8

Earnings/(Loss) Before Income Tax	52.0	17.7		180.8	(72.1)
Income tax (expense)/benefit	(10.9)	(5.3)		(20.8)	(8.1)

Net Earnings/(Loss)	$41.1	$12.4		$160.0	($80.2)

Net Earnings/(Loss) Per Share
Basic	$0.09	$0.03		$0.38	($0.19)

Diluted	$0.09	$0.03		$0.38	($0.19)

Weighted average number of common shares outstanding - Basic	433.1	414.3		420.2	413.1

Weighted average number of common shares outstanding - Diluted	437.6	418.5		424.7	413.1

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of goods sold, operating expenses and other income and expenses. The Company's management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company's core business as an indicator of future operational and financial performance. The Company's management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.'s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.'s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

TELLABS, INC.
RECONCILIATION OF NON-GAAP ADJUSTMENTS
(Amounts in millions, except per-share data)
(Unaudited

	Three Months Ended 12/31/04 (a)			Twelve Months Ended 12/31/04 (b)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	200.8	(0.6)	200.2	574.8	2.4	577.2

Gross Profit	178.6	0.6	179.2	657.0	(2.4)	654.6

Operating Expenses	308.6	(170.0)	138.6	688.7	(184.0)	504.7

Other Income/(Expense)	2.0	9.4	11.4	21.5	9.4	30.9

Income Tax (Expense)/Benefit	(10.7)	(0.2)	(10.9)	(19.6)	(1.2)	(20.8)

Net Earnings/(Loss)	(138.7)	179.8	41.1	(29.8)	189.8	160.0

Earnings/(Loss) Per Share - Basic	($0.32)	$0.41	$0.09	($0.07)	$0.45	$0.38
Earnings/(Loss) Per Share - Diluted	($0.32)	$0.41	$0.09	($0.07)	$0.45	$0.38

	Three Months Ended 1/2/04 (c)			Twelve Months Ended 1/2/04 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	156.5	(21.7)	134.8	626.4	(95.4)	531.0

Gross Profit	122.8	21.7	144.5	354.0	95.4	449.9

Operating Expenses	153.0	(22.6)	130.4	618.5	(77.2)	541.3

Income Taxes (Benefit)	(3.4)	8.7	5.3	(3.1)	11.2	8.1

Net Earnings/(Loss)	(23.2)	35.6	12.4	(241.6)	161.4	(80.2)

Earnings/(Loss) Per Share - Basic	($0.06)	$0.09	$0.03	($0.58)	$0.39	($0.19)
Earnings/(Loss) Per Share - Diluted	($0.06)	$0.09	$0.03	($0.58)	$0.39	($0.19)

(a)	The $0.6 million charge to Cost of Goods Sold reflects a $0.5 million charge adjusting the Q4 2004 International manufacturing outsourcing for excess manufacturing equipment, and a $0.1 million charge for purchase commitments.

The $170.0 million charge to Operating Expenses reflects purchased in-process R&D charges related to fourth quarter acquisitions of $89.0 million for AFC and $13.1 million for Vinci, a $47.2 million charge for asset impairment related to the 2002 acquisition of Ocular Networks, a $21.1 million loss on the sale of the Denmark facility, a $0.5 million gain on the sale of a parcel of undeveloped land in the U.S., a $1.6 million charge for severance and related payments for the Denmark reorganization, a $1.3 million expense reduction due to favorable sublease activity in the excess leased facilities, and a $0.2 million expense reduction due to completion of previously announced severance actions.

Other Income/(Expense) includes a $9.4 million charge for the writedown of certain investments.

(b)	The $2.4 million reduction of Cost of Goods Sold reflects a $4.7 million increase in the loss on the sale of our North American manufacturing facilities (the sale closed in Q3 2004), a $4.8 million charge for costs associated with the outsourcing of our international manufacturing operations ($2.3 million for the revaluation of inventory, $2.0 million for wage transition and other charges, and $0.5 million for excess manufacturing assets), a $0.1 million charge for purchase commitments, and a $12.0 million reversal of a prior accrual for excess purchase commitments due to a favorable settlement with a vendor.

The $184 million charge within Operating Expenses reflects purchased in-process R&D charges related to fourth quarter acquisitions of $89.0 million for AFC and $13.1 million for Vinci, a $47.2 million charge for asset impairment related to the 2002 acquisition of Ocular Networks, a $21.1 million loss on the sale of the Denmark facility, a $0.5 million gain on the sale of a parcel of undeveloped land in the U.S., a $5.2 million charge for severance and related payments, a $13.2 million charge for assets disposed of or sold, a $1.9 million charge for consolidation of excess leased facilities in North America, a $2.4 million charge for other obligations, a $5.2 million expense reduction for proceeds from the sale of property, plant and equipment in excess of our original estimate, a $3.2 million expense reduction of reserves for consolidation of excess leased facilities, and a $0.2 million expense reduction from renegotiating a software license obligation.

Other Income/(Expense) includes a $9.4 million charge for the writedown of certain investments.

(c)	The $21.7 million charge to Cost of Goods Sold reflects $19.1 million in costs associated with the outsourcing of both US and Finland manufacturing operations and $4.5 million for excess and obsolete inventories, partially offset by a $1.9 million reversal of a prior accrual for excess purchase commitments. Charges for US manufacturing outsourcing were $3.8 million for inventory adjustments and $9.1 million for accelerated depreciation expense for the manufacturing facility and equipment. Charges for Finland manufacturing outsourcing were $4.8 million for inventory adjustments and $1.4 million for excess purchase commitments.

The $22.6 million charge within Operating Expenses represents $8.3 million in accelerated depreciation charges associated with the closure of the Bolingbrook facility, $12.1 million for severance payments, $3.2 million for the write-down of assets disposed of or held for sale, $0.2 million for excess leased facilities, and $1.2 million for software license obligations, partially offset by a $2.4 million reversal of previously recorded expense for other obligations.

(d)	The $95.4 million charge to Cost of Goods Sold reflects $38.5 million in costs associated with the outsourcing of both US and Finland manufacturing operations, $37.9 million for excess and obsolete inventories, and $20.9 million for excess purchase commitments, partially offset by a $1.9 million reversal of a prior accrual for excess purchase commitments. Charges for US manufacturing outsourcing were $6.5 million for inventory adjustments, $1.0 million for vendor purchase commitments, and $24.8 million for accelerated depreciation expense for the manufacturing facility and equipment. Charges for Finland manufacturing outsourcing were $4.8 million for inventory adjustments and $1.4 million for excess purchase commitments.

The $77.2 million charge within Operating Expenses represents $24.8 million in accelerated depreciation charges associated with the closure of the Bolingbrook facility, $34.0 million for severance payments, $22.6 million for the write-down of assets disposed of or held for sale, $0.6 million for excess leased facilities, and $4.0 million for software license obligations, partially offset by a $6.4 million reversal of previously recorded expense relating to severance and estimated salvage value on fixed asset disposals, and a $2.4 million reversal of previously recorded expense relating to other obligations.